SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 5(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) July 24, 2002

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware 19898
(Address of principal executive offices)

Registrant's telephone number, including area code: (302) 774-1000

Item 5. Other Events

          The Registrant Files, pursuant to Regulation FD, its earnings news release dated July 24, 2002, entitled "DuPont Reports Second Quarter 2002 Earnings," a copy of which is below. This earnings news release is also filed in connection with Debt and/or Equity Securities that may be offered on a delayed or continuous basis under Registration Statements on Form S-3 (No. 33-53327, No. 33-60069 and

No. 333-86363).
July 24, 2002	Contact:	Clif Webb
WILMINGTON, Del.		302-774-4005
r-clifton.webb@usa.dupont.com

DUPONT REPORTS SECOND QUARTER 2002 EARNINGS

Summary

  Second quarter underlying earnings were $.71 per share, up 73 percent from second quarter 2001 earnings of $.41 per share.
  Including one-time items, second quarter 2002 earnings per share were $.54 compared to a loss of $.21 in the prior-year quarter. One-time items in the current quarter totaled a net charge of $.17 per share. The most significant was a previously announced restructuring charge for DuPont's Textiles and Interiors businesses.
  Second quarter after-tax operating income (ATOI) before one-time items increased 45 percent versus second quarter last year, principally reflecting lower raw materials and fixed costs. Increased sales volume was largely offset by lower selling prices.
  Segment sales were $7.4 billion, 1 percent higher than last year on a comparable business basis, reflecting 5 percent higher volume offset by 4 percent lower local prices. Currency impact was negligible.
  In accordance with SFAS No. 142, year-to-date reported results include a $2.9 billion noncash charge for impairment of goodwill. This charge is reported as a cumulative effect of a change in accounting principle effective January 1, 2002.

Earnings Comparisons

($ per share diluted)

	2Q'02	2Q'01
Reported	.54	(.21)
One-Time Items	(.17)	(.62)
Underlying	.71	.41

          "We are now benefiting from the steps taken to position ourselves for sustainable growth," said DuPont Chairman and Chief Executive Officer, Charles O. Holliday, Jr. "I am pleased with our improved business results and the continuing progress of the global economic recovery. Our businesses and their customers are experiencing positive momentum in many of the markets they serve. The improvements in our businesses are broad-based and are creating a positive environment for DuPont to meet its growth goals and to increase value for our shareholders."

Global Sales and Income

          For the quarter, consolidated sales totaled $6.7 billion compared to $7.0 billion in 2001. Segment sales, including transfers and a pro rata share of sales by equity affiliates, were $7.4 billion, down 5 percent from $7.8 billion in 2001. On a comparable business basis (excluding divestitures) sales were up 1 percent.

          Net income was $543 million, compared to a loss of $213 million in the second quarter of 2001, resulting in earnings per share of $.54 compared to a loss of $.21 last year. Share purchase programs reduced average outstanding shares by 4 percent. Year-to-date 2002 earnings before the cumulative effect of a change in accounting principle (SFAS 142 - Goodwill and Other Intangible Assets) were $1.01 per share versus comparable earnings of $.25 per share last year. After reflecting a noncash cumulative effect charge of $2.94 per share for impairment to goodwill related to acquisitions in previous years, year-to-date 2002 results were a loss of $1.93 per share.

          Net income before one-time items was $711 million versus $432 million in 2001, or $.71 per share and $.41 per share, respectively. The 73 percent increase in earnings per share principally reflects higher Agriculture & Nutrition, Textiles & Interiors, Performance Materials and Pharmaceuticals after-tax operating income. Improved Agriculture & Nutrition results reflect in part a benefit from the absence of goodwill amortization as the result of new accounting rules adopted in 2002.

          One-time items are described in the notes to the accompanying financial statements and are summarized in the table below:

ONE-TIME ITEMS
	$MM Pretax		$MM After-Tax		($ Per Share)
	2002	2001	2002	2001	2002	2001
1st Quarter Total*	(3,016)	(114)	(3,017)	(72)	(3.01)	(.07)
2nd Quarter:
Textiles & Interiors - Restructuring	(209)		(143)		(.14)
Ag & Nutr. - Facility Shutdown / Product Exit	(84)		(54)		(.05)
Litigation - Previously Divested Business	(50)		(31)		(.03)
Early Extinguishment of Debt	(21)		(17)		(.02)
Net Tax Settlements			65.06
Pharmaceuticals Gain Adjustment	19		12.01
Employee Separations / Facility Shutdown		(743)		(491)		(.47)
Asset Impairment (Principally DTI)		(303)		(188)		(.18)
Sale of Affiliate Stock		52		34.03
2nd Quarter Total	(345)	(994)	(168)	(645)	(.17)	(.62)

*

In accordance with SFAS No. 142 - "Goodwill and Other Intangible Assets," 1Q2002 now includes a $2.94 per share noncash charge for the cumulative effect of change in accounting principle for impairment of goodwill.

Segment Sales

          Regional segment sales and related variances for the second quarter 2002 compared with the second quarter 2001 are summarized below:

	Segment Sales		% Change Due To
	2Q'02 $B	% Change vs. 2Q'01	Local Price	Currency Effect	Volume	Acquisition/ Divestitures*
Worldwide	7.4	(5)	(4)	0	5	(6)
U.S.	3.7	(6)	(2)	0	3	(7)
Europe	1.8	(5)	(5)	1	3	(4)
Asia Pacific	1.2	5	(6)	(1)	13	(1)
Canada, Mexico, South America	0.7	(9)	(7)	(1)	4	(5)

*	Includes impact of the sale of Pharmaceuticals and selected polyester businesses and withdrawal from the Benlate® fungicide business.

  Sales increased 1 percent on a comparable business basis as volume grew 5 percent worldwide and was up in all three major regions. Higher volumes reflect strong growth in the Coatings & Color Technologies, Performance Materials, and Textiles & Interiors segments.

  Local prices were down 4 percent worldwide and 2 percent in the United States. The largest price declines were in the Textiles & Interiors and Electronic and Communication Technologies segments.

Business Segment Performance

          Summarized below are comments on individual segment sales and ATOI excluding one-time items for the second quarter 2002 compared to second quarter 2001:

  Agriculture & Nutrition - Sales increased 3 percent and ATOI increased 42 percent primarily reflecting higher sales of crop production and food ingredient products worldwide together with lower fixed costs, as well as from the required adoption of SFAS 142 that eliminated the amortization of goodwill and indefinite-lived intangibles. Excluding the change in amortizations related to SFAS 142, second quarter ATOI increased 25 percent. Second half revenues could be negatively affected by political/economic uncertainties in South America but this is not expected to have a material impact on full-year results.
  Coatings & Color Technologies - Sales increased 2 percent as higher volumes were largely offset by lower prices in titanium dioxide products. ATOI was up $18 million or 15 percent largely reflecting higher sales and improved margins.
  Electronic & Communication Technologies - Sales and ATOI decreased 6 percent and 16 percent, respectively. Most of this segment's major markets remain at or below last year's levels, particularly the electronics and wire and cable industries. Despite lower costs, after-tax margins have been squeezed by lower prices.
  Performance Materials - ATOI increased 163 percent on 5 percent higher sales reflecting higher volumes and the benefits of lower raw material costs. Sales volume increases in nylon resins and packaging polymers reflect inventory rebuilding in the motor vehicle industry and stronger demand in packaging markets, respectively. The divestiture of the Clysar® shrink films business was announced with the sale expected to be completed in the third quarter. Annual sales are about $100 million.
  Pharmaceuticals - ATOI was $60 million, reflecting the DuPont share of earnings from Cozaar® / Hyzaar® .. Last year's second quarter earnings of $10 million reflects 100 percent of results from DuPont Pharmaceuticals, which was divested October 1, 2001.
  Safety & Protection - Sales decreased 5 percent and ATOI declined 8 percent. Higher sales volumes for nonwoven products were more than offset by sales declines in aramid products, primarily reflecting lower sales to fiber optic cable markets, and in chemical products, due to relatively flat volume offset by lower prices and last year's product rationalization and divestiture.
  Textiles & Interiors - ATOI increased to $91 million from $7 million last year. ATOI benefited from lower raw material costs, reduced fixed cost spending, and increased capacity utilization. Sales were 2 percent higher on a comparable basis. Modest sales growth resulted from strong volume gains largely offset by lower selling prices. Volume increased 9 percent led by improvements in flooring and spandex products.

Outlook

          DuPont expects the global economic recovery to continue, but at a more modest pace than the growth rates experienced in the first half which benefited in part from inventory restocking. North America and Asia should continue to lead the way with a somewhat slower recovery expected in Europe. Economic conditions in South America remain uncertain.

          While recent U.S. stock market turmoil creates more uncertainty about the pace of recovery, strong housing and automotive markets, low inflation and interest rates, the weaker dollar, and improving productivity in our businesses all point to continued growth for DuPont. In addition, while the pricing environment remains difficult, it appears to have generally stabilized in most DuPont businesses and should begin to improve as demand continues to increase.

          Based on the above outlook, and assuming the economic recovery continues on its current track, the company expects substantial improvement in second half 2002 results versus the depressed results of the prior year. The company expects third quarter 2002 earnings per share to be about double those of third quarter 2001, on an underlying basis. Fourth quarter 2002 is expected to be sequentially stronger, given seasonal trends combined with the expected continuation of economic recovery over the balance of the year. The company expects fourth quarter 2002 underlying earnings per share to be about triple those of fourth quarter 2001.

          "Consistent focus on innovation and productivity to provide our customers with more value is paying off. We expect to see continued momentum in the second half as a direct result," Holliday said. "Our people are doing an exceptional job of focusing on growth while maintaining our long-held core values - safety, health and environmental stewardship, ethical behavior and respect for people. These values will continue to be our foundation for sustainable growth."

Forward-Looking Statements: This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of agricultural products.

# # #

7/24/02

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

	Three Months Ended		Six Months Ended
CONSOLIDATED INCOME STATEMENT	June 30		June 30
(Dollars in millions, except per share)	2002	2001	2002	2001

SALES	$6,700	$6,997	$12,842	$13,856
Other Income(a)	25	216	82	386

Total	6,725	7,213	12,924	14,242

Cost of Goods Sold and Other Operating Charges(b)	4,369	4,615	8,353	9,101
Selling, General and Administrative Expenses	727	825	1,372	1,582
Depreciation	314	340	619	667
Amortization of Goodwill and Other Intangible Assets(c)	50	113	101	225
Research and Development Expense	319	437	606	847
Interest Expense(d)	110	166	200	344
Employee Separation Costs and Write-Down of Assets(e)	246	1,046	255	1,046
Gain on Sale of DuPont Pharmaceuticals(f)	(19)	-	(19)	-

Total	6,116	7,542	11,487	13,812

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTERESTS	609	(329)	1,437	430
Provision for Income Taxes(g)	35	(139)	363	133
Minority Interests in Earnings of Consolidated Subsidiaries	31	23	52	26

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES	543	(213)	1,022	271
Cumulative Effect of Changes in Accounting Principles, Net of Income Taxes(h)	-	-	(2,944)	11

NET INCOME (LOSS)	$ 543	$ (213)	$ (1,922)	$ 282

BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK(i)(j)
Income (Loss) before Cumulative Effect of Changes in Accounting Principles	$ .54	$ (.21)	$ 1.02	$ .26
Cumulative Effect of Changes in Accounting Principles	-	-	(2.96)	.01

Net Income (Loss)	$ .54	$ (.21)	$ (1.94)	$ .27

DILUTED EARNINGS (LOSS) PER SHARE OF COMMON STOCK(i)(j)
Income (Loss) before Cumulative Effect of Changes in Accounting Principles	$ .54	$ (.21)	$ 1.01	$ .25
Cumulative Effect of Changes in Accounting Principles	-	-	(2.94)	.01

Net Income (Loss)	$ .54	$ (.21)	$ (1.93)	$ .26

DIVIDENDS PER SHARE OF COMMON STOCK	$ .35	$ .35	$ .70	$ .70

FOOTNOTES TO CONSOLIDATED INCOME STATEMENT

  Second quarter 2001 includes a $52 gain resulting from the Company's sale of stock that reduced its ownership interest in DuPont Photomasks. Year-to-date 2002 includes an exchange loss of $63 resulting from the mandatory conversion of the Company's U.S. dollar-denominated trade receivables to Argentine pesos and moving from a preferential to a free-market exchange rate.
  Second quarter 2002 includes charges of $47 to write off inventory associated with discontinued specialty herbicide products and $50 to establish a litigation reserve related to a previously divested business. Year-to-date 2001 includes a charge of $133 resulting from the sale of acquired Pioneer inventories.
  On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill and indefinite-lived intangible assets no longer be amortized; amortization expense for such assets of $47 and $92 was recorded in three month and six month periods ended June 30, 2001, respectively.
  Second quarter 2002 includes a charge of $21 for the early extinguishment of $242 of outstanding debentures; this charge principally represents premiums paid to investors.
  During second quarter 2002 the Company recorded a charge of $209 related to restructuring and asset write-downs in the Textiles & Interiors segment. This charge includes $154 associated with separation costs for approximately 2,000 employees and $55 related to the shutdown and dismantlement of several facilities. In addition, second quarter 2002 includes a charge of $37 within the Agriculture & Nutrition segment associated with an expected loss on the pending sale of a European manufacturing facility.

  Year-to-date 2002 also includes a charge of $39 to withdraw from a polyester joint venture in China, partly offset by a $30 gain resulting principally from a favorable litigation settlement associated with exiting a nylon joint venture in China.

  Second quarter 2001 charges of $1,046 include $441 associated with separation costs for approximately 5,500 employees, $303 for asset impairments (principally the write-down of polyester assets to be sold to Alpek), and $302 related to the shutdown and dismantlement of several facilities.

  During second quarter 2002, a benefit of $19 was recorded to reflect final settlement with Bristol-Myers Squibb in connection with the sale of DuPont Pharmaceuticals.

(g) Second quarter 2002 includes a net $65 non-cash tax benefit, principally due to agreement on certain prior year audit issues previously reserved for, partly offset by the establishment of a reserve for an additional tax contingency. In addition, the second quarter 2002 tax provision reflects income tax benefits associated with losses on forward exchange contracts that were entered into pursuant to the Company's ongoing program to reduce foreign currency exchange exposure.

(h) On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." During the second quarter, the Company completed its review of goodwill and has recorded a cumulative effect adjustment to income of $2,944 effective January 1, 2002. There is no tax benefit associated with this charge. This charge is attributable to goodwill impairments of $2,866 in the Agriculture & Nutrition segment and $78 in the Textiles & Interiors segment related to previous acquisitions.

The Company's adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001 resulted in a cumulative-effective-type adjustment to income of $11.

(i) Earnings per share are calculated on the basis of the following average number of common shares outstanding:

	Three Months Ended	Six Months Ended
	June 30	June 30
	Basic	Diluted	Basic	Diluted
2002	993,682,606	999,146,015	994,723,757	1,000,197,623
2001	1,041,759,701	1,041,759,701	1,041,962,856	1,047,878,439

  Year-to-date earnings per share do not equal the sum of quarterly earnings per share due to changes in average share calculations.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

	Three Months Ended		Six Months Ended
CONSOLIDATED SEGMENT INFORMATION(a)	June 30		June 30
(Dollars in millions)	2002	2001	2002	2001

SEGMENT SALES(b)
Agriculture & Nutrition	$1,533	$1,493	$ 3,120	$ 3,013
Coatings & Color Technologies	1,312	1,292	2,449	2,497
Electronic & Communication Technologies	682	724	1,260	1,508
Performance Materials	1,278	1,215	2,430	2,422
Pharmaceuticals	-	304	-	509
Safety & Protection	894	937	1,722	1,902
Textiles & Interiors	1,695	1,742	3,145	3,439
Other	25	62	51	114

Total Segment Sales	7,419	7,769	14,177	15,404

Elimination of Transfers	(92)	(127)	(187)	(273)
Elimination of Equity Affiliate Sales	(626)	(654)	(1,149)	(1,282)
Miscellaneous	(1)	9	1	7

CONSOLIDATED SALES	$6,700	$6,997	$12,842	$13,856

AFTER-TAX OPERATING INCOME (LOSS)(c)
Agriculture & Nutrition(d)	$ 230	$ 120	$ 553	$ 292
Coatings & Color Technologies	136	70	221	210
Electronic & Communication Technologies(e)	57	75	102	190
Performance Materials	126	17	211	112
Pharmaceuticals(f)	72	10	123	(54)
Safety & Protection	119	96	222	228
Textiles & Interiors(g)	(52)	(413)	(33)	(349)
Other(h)	(51)	(31)	(71)	(34)

Total Segment ATOI (Loss)	637	(56)	1,328	595

Interest & Exchange Gains and Losses(i)	(67)	(88)	(189)	(185)
Corporate Expenses(j)	(19)	(69)	(97)	(139)
Corporate Minority Interest(k)	(8)	-	(20)	-

Income (Loss) from Operations	543	(213)	1,022	271

Cumulative Effect of Changes in Accounting Principles(l)	-	-	(2,944)	11

NET INCOME (LOSS)	$ 543	$ (213)	$(1,922)	$ 282

FOOTNOTES TO CONSOLIDATED SEGMENT INFORMATION

(a) Segment data for 2001 has been reclassified to reflect the Company's realignment of its businesses into five market- and technology-focused growth platforms, and the formation of a Textiles & Interiors subsidiary. The Company retained its Pharmaceuticals segment.
  Includes pro rata share of equity affiliate sales and transfers. Excludes sales of intermediates by DuPont to joint ventures within the Textiles & Interiors segment.
  Second quarter 2001 charges of $679 result from employee terminations, facility shutdowns, and asset impairments in the following segments: Agriculture & Nutrition - $80; Coatings & Color Technologies - $48; Electronic & Communication Technologies - $27; Performance Materials - $31; Safety & Protection - $34; Textiles & Interiors - $420; and Other - $39.
  Second quarter 2002 includes charges of $29 to write off inventory associated with discontinued specialty herbicide products and $25 associated with an expected loss on the pending sale of a European manufacturing facility.

  Second quarter and year-to-date 2001 include amortization expense for goodwill and indefinite lived intangible assets of $27 and $54, respectively.

  Year-to-date 200l also includes a charge of $83 resulting from the sale of acquired Pioneer inventories.

  Second quarter 2001 includes a gain of $34 resulting from the Company's sale of stock that reduced its ownership interest in DuPont Photomasks.
  Second quarter 2002 includes a benefit of $12 to reflect final settlement with Bristol-Myers Squibb in connection with the sale of DuPont Pharmaceuticals.
  Second quarter 2002 includes charges of $100 related to employee separation costs for approximately 2,000 employees and $43 related to facility shutdowns. Year-to-date 2002 also includes a charge of $29 to withdraw from a polyester joint venture in China, partly offset by a $19 gain resulting principally from a favorable litigation settlement associated with exiting a nylon joint venture in China.
  Second quarter 2002 includes a charge of $31 to establish a litigation reserve related to a previously divested business.
  Second quarter 2002 includes a charge of $17 associated with the early extinguishment of outstanding debentures. Year-to-date 2002 also includes an exchange loss of $63 resulting from the mandatory conversion of the Company's U.S. dollar-denominated trade receivables to Argentine pesos and moving from a preferential to a free-market exchange rate.
  Second quarter 2002 includes a net $65 non-cash tax benefit, principally due to agreement on certain prior year audit issues previously reserved for, partly offset by the establishment of a reserve for an additional tax contingency.
  Represents a rate of return to minority interest investors who made capital contributions during 2001 to consolidated subsidiaries.
  On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." During the second quarter, the Company completed its review of goodwill and has recorded a cumulative effect adjustment to income of $2,944 effective January 1, 2002. This charge is attributable to goodwill impairments of $2,866 in the Agriculture & Nutrition segment and $78 in the Textiles & Interiors segment related to previous acquisitions.

The Company's adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001 resulted in a cumulative-effective-type adjustment to income of $11.

E. I. DUPONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SEGMENT SALES(a)

(2nd QUARTER 2002 VS. 2nd QUARTER 2001)

	Segment Sales
	Three Months Ended		Percentage Change Due to:
	June 30		U.S.$
	$	% Change	Price	Volume	Other(b)

Agriculture & Nutrition	$1,533	3%	1%	2%
Coatings & Color Technologies	1,312	2	(5)	7
Electronic & Communication Technologies	682	(6)	(9)	3
Performance Materials	1,278	5	(4)	9
Pharmaceuticals	-	(100)	-	-	(100)%
Safety & Protection	894	(5)	(1)	(4)
Textiles & Interiors	1,695	(3)	(7)	9	(5)
Other	25	(60)	-	-	(60)

Total	$7,419	(5)%	(4)%	5%	(6)%

___________________________

(a)	Includes transfers and pro rata share of equity affiliate sales.
(b)	Reflects sales decrease due to pharmaceuticals divestiture, divestiture of certain polyester businesses, and withdrawal from Benlate® fungicide.

SEGMENT INFORMATION	Three Months Ended			Six Months Ended
EXCLUDING IMPACT OF ONE-TIME ITEMS -	June 30			June 30
(Dollars in millions)	2002	2001	% Chg.	2002	2001	% Chg.

AFTER-TAX OPERATING INCOME (LOSS)
Agriculture & Nutrition	$ 284	$ 200	42%	$ 607	$ 455	33%
Coatings & Color Technologies	136	118	15	221	258	(14)
Electronic & Communication Technologies	57	68	(16)	102	183	(44)
Performance Materials	126	48	163	211	143	48
Pharmaceuticals	60	10	500	111	(54)	N/M
Safety & Protection	119	130	(8)	222	262	(15)
Textiles & Interiors	91	7	1,200	120	71	69
Other	(20)	8	N/M	(40)	5	N/M

Total Segment ATOI	853	589	45	1,554	1,323	17

Interest & Exchange Gains and Losses	(50)	(88)		(109)	(185)
Corporate Expenses	(84)	(69)		(162)	(139)
Corporate Minority Interest	(8)	-		(20)	-

INCOME FROM OPERATIONS	$ 711	$ 432	65%	$1,263	$ 999	26%

E. I. DUPONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

FINANCIAL SUMMARY

(Dollars in millions, except per share)
	Three Months Ended			Six Months Ended
	June 30			June 30
	2002	2001	% Chg.	2002	2001	% Chg.
Selected Income Statement Data -
Excluding Impact of One-Time Items
And Cumulative Effect of Changes
In Accounting Principles

Consolidated Sales	$6,700	$6,997	(4)%	$12,842	$13,856	(7)%
Segment Sales	7,419	7,769	(5)	14,177	15,404	(8)
Segment ATOI	853	589	45	1,554	1,323	17
EBIT	1,059	846	25	2,064	1,932	7
EBITDA	1,408	1,284	10	2,754	2,793	(1)
Income from Operations	711	432	65	1,263	999	26
EPS - Diluted	0.71	0.41	73	1.26	0.95	33

2nd Quarter 2002 Vs.
2nd Quarter 2001

Segment ATOI Variance Analysis -
Excluding Impact of One-Time Items

Local Prices	$(210)
Volume	85
Costs	345
Currency	(10)
Other (Primarily Pharmaceuticals)	54

Total	$ 264

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ D. B. Smith
D. B. Smith
Assistant Controller

July 24, 2002